EXHIBT 99.1

Diodes Incorporated Announces Production Delay at Lee’s Summit Wafer Fab

Provides Revised Guidance for the Fourth Quarter 2016

Plano, Texas – December 6, 2016 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today announced that on Friday, November 18, 2016, Diodes’ wafer fab in Lee’s Summit, MO (“KFAB”) experienced a fire in its wet etch wafer fabrication area. Due to the fire, all production in KFAB has been temporarily suspended.

Repair plans have been submitted to the landlord and to the city for approval.  Once approval is received, Diodes expects the repairs to take one to three days.  At this time, the Company is unable to predict when approval might be given or when repairs will be completed and subsequently approved by city inspectors.

As a result of the delayed production at KFAB, the Company is revising its financial guidance for the fourth quarter of 2016.  Assuming the repairs cannot be completed or approval to resume production is not received from the city in time to impact fourth quarter, the Company expects revenue to be impacted by as much as $10 million, with a revised revenue range for such quarter now being between $222 million and $238 million. Gross margin is also expected to be reduced by approximately 3 percent to 29.2 percent of revenue, plus or minus 1 percent. Non-GAAP operating expenses of 23.5 percent of revenue plus or minus 1 percent, other expense of approximately $3.9 million, a tax rate of 29 percent plus or minus 3 percent, and shares used to calculate diluted EPS of approximately 49.5 million shares remain unchanged.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements. These statements are based on our current expectations and involve known and unknown risks and uncertainties that may cause our actual results or performance to differ materially from those expressed or implied by such statements.

Such forward-looking statements include statements regarding our expectations that: the landlord and city will approve our plan for the repairs; the repairs will take 1-3 days; the city will approve the repairs once completed; the impact on our revenue for the fourth quarter of 2016 will be ($10) million with a revised revenue range for such quarter now being between $222 million and $238 million; the impact on gross margin will be (3%) with an expected gross margin of 29.2 percent, plus or minus 1 percent; and non-GAAP operating expenses of 23.5 percent of revenue, plus or minus 1 percent; other expense of approximately $3.9 million; a tax rate of 29 percent, plus or minus 3 percent; and shares used to calculate diluted earnings per share of approximately 49.5 million shares remain unchanged.

Forward-looking statements are not guarantees of future performance, and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statements to take into account or otherwise reflect subsequent events, corrections in underlying assumptions, or changes in circumstances arising after the date that the forward-looking statement was made, unless required to do so by law. Please see the full discussion of risks and uncertainties contained in our filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available at www.sec.gov.

The Private Securities Litigation Reform Act of 1995 provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this presentation are made pursuant to the Act.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com